EXHIBIT 99.1

FOR IMMEDIATE RELEASE			Ref: 03-17

Contact:	Tabitha Zane	or	Carman Liuzzo
	Sr. Director, Investor Relations		Chief Financial Officer
	919-431-1529		919-875-6605

Highwoods Properties Reports Second Quarter Results

$0.66 Per Share Funds from Operations

Year-to-Date Asset Sales of $83.6 Million and MG-HIW Assets Acquired

Raleigh, NC – July 31, 2003 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported net income available for common stockholders of $2.4 million, or $0.05 per diluted share, for the quarter ended June 30, 2003 compared to $20.0 million, or $0.37 per diluted share, for the same period last year.

Funds from operations (“FFO”) before minority interest was $39.7 million, or $0.66 per diluted share, for the quarter ended June 30, 2003. This compares to FFO of $51.1 million, or $0.84 per diluted share, for the same period a year ago. A reconciliation of second quarter FFO to GAAP net income is included in the financial tables. (See also “Non-GAAP Information” below)

Ronald P. Gibson, president and chief executive officer of Highwoods said, “Our focused leasing efforts continue to yield positive results. Not only did occupancy in our in-service portfolio increase, but this was also the third consecutive quarter that we leased over one million square feet of second generation office space. Through July 23, 2003, 4.9 million square feet of leases with start dates in 2003 have been signed, representing 83.0% of the total square footage that was set to expire at the beginning of this year. We are also pleased to once again report an increase in our straight-line office rents on leases signed this quarter.

While we are encouraged by our portfolio’s results this quarter, we are still cautious in our outlook. Job growth, a prerequisite for increasing office demand, remains non-existent, the economy is weak and there is still substantial unused space in our markets. In this challenging environment, we will continue focusing our efforts on leasing space, controlling expenses and repositioning assets that generate excellent returns for our shareholders.”

Second Quarter Highlights

•	Highwoods’ 36.8 million-square foot in-service portfolio was 83.4% occupied at June 30, 2003. This represents a 20 basis point increase from the first quarter of 2003.

•	Second generation leasing activity in the Highwoods portfolio totaled 1.7 million square feet, 66.0% of which was in the Company’s office portfolio. In the first two quarters of 2003 the Company leased 3.6 million square feet.

•	Straight-line rent for office leases increased 0.9% over the comparable space straight-line rent.

•	Rental revenues from continuing operations were $105.7 million, a 2.0% decline from the second quarter of 2002 when rental revenues operations were $107.9 million.

•	On a cash basis, same property rental revenues declined 5.3% from a year ago to $103.7 million and same property net operating income declined 8.6% for the comparable period. The decline in same property net operating income would have been 4.2% without the effect of the WorldCom lease rejection at Highwoods Preserve in Tampa.

•	Cash available for distribution (“CAD”) was $25.5 million versus CAD of $47.3 million for the second quarter of 2002. A reconciliation of second quarter CAD to GAAP net income is included in the financial tables. See also “Non-GAAP Information” below.

•	The Company repurchased 648,264 common shares and partnership units at a weighted-average price of $20.84 per unit. Since commencement of its initial share repurchase program in December 1999, Highwoods has repurchased 12.2 million shares of common stock and Highwoods Realty Limited Partnership common partnership units at a weighted-average price of $24.02 per share/unit for a total purchase price of $294.2 million. The Company has 5.3 million shares/units remaining under its authorized share/unit repurchase program.

Asset Repositioning

In the second quarter, the Company sold $30.8 million of assets including 8 office properties encompassing 342,000 square feet and 5.8 acres of land. In addition, in July the Company sold $50.4 million of assets. Year-to-date the Company has repositioned $83.6 million of assets and currently has assets under letter of intent or contract for sale of $143.0 million.

The Company also announced that it has acquired the assets in the Company’s MG-HIW joint venture in Atlanta, Research Triangle and Tampa, which includes 15 properties encompassing 1.3 million square feet. Miller Global HIW 20, LLC received $28.1 million for its 80.0% interest in these properties. In addition, the Company has repaid $41.4 million of debt related to these assets and assumed $64.7 million of debt. In total, these properties are being valued at $138.3 million with other net assets being valued at $2.9 million.

“This is a very positive transaction for our company. In addition to acquiring high quality assets at a favorable price, we will utilize a portion of this transaction to efficiently complete 1031 exchanges related to $65 million of assets sold,” said Mr. Gibson.

The Company also entered into an option agreement to acquire Miller Global’s 80% interest in the assets in the Orlando joint venture on or before March 24, 2004.

Outlook

Based on its current outlook, the Company estimates that full-year FFO will be between $2.60 to $2.70 per share based on average portfolio occupancy of 82% to 84%. This is consistent with the guidance the Company provided in its April conference call.

These forward-looking statements are subject to risks and uncertainties that exist in Highwoods’ operations and business environment. See the Company’s cautionary language regarding forward-looking statements set forth at the bottom of this release.

Non-GAAP Information

We consider funds from operations (“FFO”) and cash available for distributions (“CAD”) to be useful financial performance measures of the operating performance of an equity REIT. Together with net income and cash flows from operating, investing and financing activities, FFO and CAD provide an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay stockholder’s distributions. FFO and CAD do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. FFO and CAD do not measure whether cash flow is sufficient to fund all cash needs, including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to our calculation of FFO, as described below. Our calculation of FFO is consistent with FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT).

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.

CAD is defined as FFO reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second-generation space. In addition, CAD includes both recurring and nonrecurring operating results. As a result, nonrecurring items that are not defined as “extraordinary” under GAAP are reflected in the calculation of CAD. In addition, nonrecurring items included in the calculation of CAD for periods ended after March 28, 2003 meet the requirements of Item 10(e) of Regulation S-K, as amended January 22, 2003.

Supplemental Information

A copy of the Company’s second quarter 2003 Supplemental Information that includes detailed operating and financial information is available in the “Investor Relations” section of the Company’s Web site at www.highwoods.com. The Supplemental Information, together with this release, has been furnished to the Securities and Exchange Commission on Form 8-K. You may also obtain a copy of the Supplemental Information by contacting Highwoods Investor Relations at 919-875-6717 / 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail or fax, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Highwoods will conduct a conference call to discuss the results of its second quarter on Friday, August 1, 2003, at 10:00 a.m. Eastern Time. All interested parties are invited to listen to the call. The dial-in number is (888) 202-5268 domestic, (706) 643-7509 international. The call will also be available live on our web site at www.highwoods.com under the “Investor Relations” section.

Telephone and web cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 1:00 p.m. Eastern Time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 1479387.

About the Company

Highwoods Properties, Inc. is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of June 30, 2003, the Company owned or had an interest in 564 in-service office, industrial and retail properties encompassing approximately 44.6 million square feet. Highwoods also owns approximately 1,360 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected leasing activities, financial and operating performance and share repurchases and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include general economic conditions, local real estate conditions, deterioration in the financial condition of our tenants, our ability to lease or re-lease space quickly or on favorable terms, changes in the cost of materials and labor used in construction projects, and the other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent SEC reports.

Highwoods Properties, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Rental revenue	$105,659	$107,863	$211,629	$221,108
Operating expenses:
Rental property	36,870	34,248	73,524	69,733
Depreciation and amortization	32,412	28,955	64,856	57,666
Interest expense:
Contractual	27,822	26,687	55,496	52,291
Amortization of deferred financing costs	757	341	1,383	680

	28,579	27,028	56,879	52,971
General and administrative includes $3,514 and $3,700 of nonrecurring compensation expense in the three and six months ended 6/30/02, respectively	6,524	9,047	11,868	14,403

Total operating expenses	104,385	99,278	207,127	194,773
Other income:
Interest and other income	3,229	2,695	6,116	6,033
Equity in (loss)/earnings of unconsolidated affiliates	(485)	2,475	1,276	5,039

	2,744	5,170	7,392	11,072

Income before gain on disposition of land and depreciable assets, minority interest and discontinued operations	4,018	13,755	11,894	37,407
Gain on disposition of land	1,412	5,989	2,275	5,757
Gain on disposition of depreciable assets	220	4,203	240	5,379

Income before minority interest and discontinued operations	5,650	23,947	14,409	48,543
Minority interest	(656)	(2,851)	(1,702)	(5,845)

Income from continuing operations	4,994	21,096	12,707	42,698
Discontinued operations:
Income from discontinued operations, net of minority interest	3,781	4,768	7,410	10,038
Gain on sale of discontinued operations, net of minority interest	1,345	1,886	1,175	1,886

	5,126	6,654	8,585	11,924

Net income	10,120	27,750	21,292	54,622
Dividends on preferred shares	(7,713)	(7,713)	(15,426)	(15,426)

Net income available for common stockholders	$2,407	$20,037	$5,866	$39,196

Net income per common share-diluted:
(Loss)/income from continuing operations	$(0.05)	$0.25	$(0.05)	$0.51
Income from discontinued operations	0.10	0.12	0.16	0.22

Net income	$0.05	$0.37	$0.11	$0.73

Weighted average common shares outstanding—diluted	53,315	53,691	53,395	53,512

Highwoods Properties, Inc.

Funds from Operations and Cash Available for Distributions

(In thousands, except per share amounts and ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Funds from operations:
Net income	$10,120	$27,750	$21,292	$54,622
Add/(Deduct):
Depreciation and amortization	32,412	28,955	64,856	57,666
Gain on disposition of depreciable assets	(220)	(4,203)	(240)	(5,379)
Minority interest	656	2,851	1,702	5,845
Dividends to preferred shareholders	(7,713)	(7,713)	(15,426)	(15,426)
Unconsolidated affiliates:
Depreciation and amortization	2,489	2,149	4,904	4,633
Loss on disposition of depreciable assets	2,413	—	2,413	—
Discontinued operations:
Depreciation and amortization	369	2,613	1,219	5,268
Gain on sale, net of minority interest	(1,345)	(1,886)	(1,175)	(1,886)
Minority interest in income	476	631	943	1,364

Funds from operations	39,657	51,147	80,488	106,707
Cash available for distribution:
Add/(Deduct):
Rental income from straight-line rents	(1,680)	1,049 (1)	(3,365)	(1,318)
Non-recurring compensation expense	—	3,514	—	3,700
Amortization of deferred financing costs	757	341	1,383	680
Non-incremental revenue generating capital expenditures:
Building improvements paid	(2,734)	(2,370)	(5,525)	(3,121)
Second generation tenant improvements paid	(6,932)	(3,380)	(11,420)	(6,911)
Second generation lease commissions paid	(3,546)	(3,049)	(6,914)	(5,659)

	(13,212)	(8,799)	(23,859)	(15,691)

Cash available for distribution	$25,522	$47,252	$54,647	$94,078

Per common share/common unit-diluted:
Funds from operations	$0.66	$0.84	$1.34	$1.76

Dividends paid	$0.425	$0.585	$1.01	$1.17

Dividend payout ratios:
Funds from operations	64.3%	69.6%	75.5%	66.6%

Cash available for distribution	100.0%	75.3%	111.3%	75.6%

Weighted average shares/units outstanding-basic	59,983	60,363	60,147	60,316

Weighted average shares/units outstanding-diluted	60,028	60,849	60,193	60,767

Net cash provided by/(used in):
Operating activities	$35,067	$54,868	$73,873	$97,690

Investing activities	$6,565	$54,361	$(13,623)	$66,799

Financing activities	$(47,811)	$(98,898)	$(58,242)	$(150,871)

Net (decrease)/increase in cash and cash equivalents	$(6,179)	$10,331	$2,008	$13,618

(1)	Includes a $3.1 million write-off of straight-line rent receivables from WorldCom.

Highwoods Properties, Inc.

Consolidated Balance Sheets

(in thousands)

	06/30/2003	12/31/2002	06/30/2002
Assets:
Real estate assets, at cost:
Land and improvements	$383,520	$386,051	$432,153
Buildings and tenant improvements	2,808,274	2,792,306	2,865,516
Development in process	9,499	6,729	54,333
Land held for development	172,153	162,762	175,139
Furniture, fixtures and equipment	21,223	20,966	19,842

	3,394,669	3,368,814	3,546,983
Less-accumulated depreciation	(503,077)	(455,337)	(423,875)

Net real estate assets	2,891,592	2,913,477	3,123,108
Property held for sale	201,143	221,720	167,173
Cash and cash equivalents	13,025	11,017	14,194
Restricted cash	3,163	8,582	4,556
Accounts receivable, net	13,902	13,578	16,211
Notes receivable	27,617	31,057	33,181
Accrued straight-line rents receivable	51,703	48,777	49,407
Investment in unconsolidated affiliates	76,499	79,504	79,603
Other assets:
Deferred leasing costs	100,462	97,143	107,536
Deferred financing costs	42,544	26,120	25,916
Prepaid expenses and other	16,882	15,295	12,086

	159,888	138,558	145,538
Less-accumulated amortization	(76,499)	(70,901)	(67,206)

Other assets, net	83,389	67,657	78,332

Total Assets	$3,362,033	$3,395,369	$3,565,765

Liabilities and Stockholders' Equity:
Mortgages and notes payable	$1,579,265	$1,528,720	$1,675,358
Accounts payable, accrued expenses and other liabilities	102,949	120,614	99,275

Total liabilities	1,682,214	1,649,334	1,774,633
Minority interest	177,104	188,563	192,879

Stockholders' Equity:
Preferred stock	377,445	377,445	377,445
Common stock	531	534	534
Additional paid-in capital	1,383,568	1,390,043	1,390,238
Distributions in excess of net earnings	(245,751)	(197,647)	(157,223)
Accumulated other comprehensive loss	(7,831)	(9,204)	(8,260)
Deferred compensation	(5,247)	(3,699)	(4,481)

Total Stockholders' Equity	1,502,715	1,557,472	1,598,253

Total Liabilities and Stockholders' Equity	$3,362,033	$3,395,369	$3,565,765